EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Pulse Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value 0.001 per share	Other(2)	2,000,000(3)	$18.79(2)	$37,580,000.00	0.00015310	$ 5,753.50
Total Offering Amounts					$37,580,000.00		$ 5,753.50
Total Fee Offsets							—
Net Fee Due							$ 5,753.50

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Pulse Biosciences, Inc. (the “Registrant”) that may be issued pursuant to the 2017 Inducement Equity Incentive Plan, as amended (the “Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of $18.79 per share, which represents the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on February 25, 2025.

(3)	Reflects 2,000,000 additional shares of common stock reserved for issuance pursuant to the Inducement Plan.